Exhibit (99.5)

ISSN 1718-8369

Volume 4, number 3	September 22, 2009

AS AT JUNE 30, 2009

Highlights for June 2009

•	Budgetary revenue amounts to $5.6 billion, down $178 million compared to last year. Own-source revenue amounts to $4.4 billion while federal transfers stand at $1.2 billion.

•	Program spending rose $391 million in June of this year compared to last year, and stands at $6.1 billion.

•	Debt service amounts to $513 million, down $24 million compared to June 2008.

•	The deficit for June 2009 amounts to $1.0 billion, $655 million more than in June 2008.

•	The budgetary balance for June 2009 for the purposes of the Balanced Budget Act also shows a deficit of $1.0 billion.

Based on the cumulative results as at June 30, 2009, the budgetary deficit stands at $3.0 billion. The forecast deficit in 2009-2010 is $3.9 billion for the purposes of the Balanced Budget Act. The financial framework will be updated in October.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	June		April to June		March 2009 Budget
						Forecast Growth
	2008 [1]	2009	2008-2009 [1]	2009-2010	2009-2010%
BUDGETARY REVENUE
Own-source revenue	4,662	4,418	12,119	11,844	47,371	- 2.4
Federal transfers	1,164	1,230	3,495	3,733	14,841	6.6
Total	5,826	5,648	15,614	15,577	62,212	- 0.4
BUDGETARY EXPENDITURE
Program spending	- 5,735	- 6,126	- 15,998	- 17,040	- 59,989	4.5
Debt service	- 537	- 513	- 1,637	- 1,536	- 6,104	- 7.4
Total	- 6,272	- 6,639	- 17,635	- 18,576	- 66,093	3.3
NET RESULTS OF CONSOLIDATED ENTITIES [2]	98	- 12	358	129	355	—
DEFICIT	- 348	- 1,003	- 1,663	- 2,870	- 3,526	—
BALANCED BUDGET ACT
Generations Fund [3]	- 43	- 45	- 150	- 135	- 715	—
Budgetary reserve	—	—	—	—	295	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 391	- 1,048	- 1,813	- 3,005	- 3,946	—

(1)

Revenues for 2008-2009 have been changed to reflect a change in the monthly estimation method of amounts receivable at the end of a period, for personal income tax and contributions to the Health Services Fund. This method is consistent with the one used for accumulated revenues at the end of a fiscal year.

(2)	Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.
(3)	The results of the Generations Fund are excluded from the bugetary balance for the purpose of the application of the Balanced Budget Act.

Cumulative results as at June 30, 2009

Budgetary balance

•                  Consistent with the historical trend, the cumulative results for the first three months of the year show spending running ahead of revenue. The monthly gap should narrow gradually over the coming months.

•                  For the period from April to June, 2009, the budgetary balance for the purposes of the Balanced Budget Act shows a deficit of $3.0 billion.

Budgetary revenue

•                  As at June 30, budgetary revenue amounts to $15.6 billion, similar to the total for June 2008.

•                  Own-source revenue stands at $11.9 billion, $275 million less than last year.

•                  Federal transfers amount to $3.7 billion, up $238 million compared to June 30, 2008.

Budgetary expenditure

•                  For the period from April to June 2009, budgetary expenditure amounts to $18.6 billion, an increase of $941 million compared to last year.

•                  Program spending rose by $1.0 billion, to $17.1 billion. The most significant changes are in the Health and Social Services ($546 million), Education and Culture ($168 million) and Administration and Justice ($138 million) missions.

•                  For the first three months of the fiscal year, debt service amounts to $1.5 billion, down $101 million compared to June 2008.

Consolidated entities

•                  As at June 30, 2009, the net results of consolidated entities show a surplus of $129 million, i.e. $229 million less than last year.

•                  Revenue dedicated to the Generations Fund amounts to $135 million.

Net financial requirements

•                  Since the beginning of the year, consolidated net financial requirements stand at $6.3 billion, an increase of $3.7 billion compared to last year. The additional financial requirements reflect the current budget deficit, the increase in capital investments by the health and social services and the education networks, as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations. Moreover, the forecast of $6.3 billion in net financial requirements for the entire year as stated in the budget last March is maintained.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	June			April to June
	2008	2009	Changes	2008-2009	2009-2010	Changes
BUDGETARY REVENUE
Own-source revenue	4,662	4,418	- 244	12,119	11,844	- 275
Federal transfers	1,164	1,230	66	3,495	3,733	238
Total	5,826	5,648	- 178	15,614	15,577	- 37
BUDGETARY EXPENDITURE
Program spending	- 5,735	- 6,126	- 391	- 15,998	- 17,040	- 1,042
Debt service	- 537	- 513	24	- 1,637	- 1,536	101
Total	- 6,272	- 6,639	- 367	- 17,635	- 18,576	- 941
NET RESULTS OF CONSOLIDATED ENTITIES	98	- 12	- 110	358	129	- 229
DEFICIT	- 348	- 1,003	- 655	- 1,663	- 2,870	- 1,207
Consolidated non-budgetary requirements	- 645	- 635	10	- 942	- 3,396	- 2,454
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 993	- 1,638	- 645	- 2,605	- 6,266	- 3,661

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	June			April to June
			Changes			Changes
Revenue by source	2008	2009	%	2008-2009	2009-2010%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1,987	1,910	- 3.9	4,474	4,535	1.4
Contributions to Health Services Fund	463	438	- 5.4	1,323	1,334	0.8
Corporate taxes	387	505	30.5	1,008	872	- 13.5
Consumption taxes	1,086	928	- 14.5	3,388	3,402	0.4
Other sources	220	278	26.4	693	722	4.2
Total	4,143	4,059	- 2.0	10,886	10,865	- 0.2
Revenue from government enterprises	519	359	- 30.8	1,233	979	- 20.6
Total own-source revenue	4,662	4,418	- 5.2	12,119	11,844	- 2.3
Federal transfers
Equalization	669	696	4.0	2,007	2,088	4.0
Health transfers	319	345	8.2	959	1,035	7.9
Transfers for post-secondary education and other social programs	110	117	6.4	330	353	7.0
Other programs	66	72	9.1	199	257	29.1
Total federal transfers	1,164	1,230	5.7	3,495	3,733	6.8
TOTAL BUDGETARY REVENUE	5,826	5,648	- 3.1	15,614	15,577	- 0.2

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	June			April to June
			Changes			Changes
Expenditures by mission	2008	2009	%	2008-2009	2009-2010%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	2,165	2,290	5.8	6,606	7,152	8.3
Education and Culture	2,274	2,308	1.5	5,079	5,247	3.3
Economy and Environment	514	625	21.6	1,969	2,087	6.0
Support for Individuals and Families	466	483	3.6	1,337	1,409	5.4
Administration and Justice	316	420	32.9	1,007	1,145	13.7
Total program spending	5,735	6,126	6.8	15,998	17,040	6.5
Debt service	537	513	- 4.5	1,637	1,536	- 6.2
TOTAL BUDGETARY EXPENDITURE	6,272	6,639	5.9	17,635	18,576	5.3

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.